UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)

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COMMUNITY CAPITAL BANCSHARES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COMMUNITY CAPITAL BANCSHARES, INC.
2815 Meredyth Drive
Albany, Georgia  31707
(229) 446-2265

May 1, 2007

Dear Shareholder:

You are cordially invited to attend our annual meeting of shareholders on Monday, May 21, 2007 at 10:00 a.m. at the Hilton Garden Inn, 101 South Front Street, in Albany, Georgia.  I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you.

The attached notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting.  We will also report on our operations during the past year and during the first quarter of fiscal year 2007, as well as our plans for the future.

A copy of our annual report, which contains information on our operations and financial performance as well as our audited financial statements, is also included with this proxy statement.

Please take this opportunity to become involved in the affairs of Community Capital.  Whether or not you expect to be present at the meeting, please mark, date and sign the enclosed proxy card, and return it to us in the envelope provided as soon as possible.  Returning the proxy card WILL NOT deprive you of your right to attend the meeting and vote your shares in person.  If you attend the meeting, you may withdraw your proxy and vote your own shares.

Sincerely,

John H. Monk, Jr.
President and Chief Executive Officer

COMMUNITY CAPITAL BANCSHARES, INC.
2815 Meredyth Drive
Albany, Georgia 31707
(229) 446-2265

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 21, 2007

The annual meeting of shareholders of Community Capital Bancshares, Inc. will be held on Monday, May 21, 2007 at 10:00 a.m. at the Hilton Garden Inn, 101 South Front Street, in Albany, Georgia, for the following purposes:

(1)	to elect five (5) persons to serve as Class II Directors for a three-year term; and

(2)	to transact any other business as may properly come before the meeting or any adjournments of the meeting.

The Board of Directors has set the close of business on April 10, 2007 as the record date for determining the shareholders who are entitled to notice of and to vote at the meeting.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign and return the enclosed proxy card as soon as possible. Promptly returning your proxy card will help ensure the greatest number of shareholders are present whether in person or by proxy.

If you attend the meeting, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised.

By Order of the Board of Directors,

John H. Monk, Jr.
President and Chief Executive Officer

May 1, 2007

COMMUNITY CAPITAL BANCSHARES, INC.
2815 Meredyth Drive
Albany, Georgia 31707
(229) 446-2265

__________________________________________________________

PROXY STATEMENT FOR 2007 ANNUAL MEETING
__________________________________________________________

INTRODUCTION

Time and Place of the Meeting

Our Board of Directors is furnishing this proxy statement in connection with its solicitation of proxies for use at the annual meeting of shareholders to be held on Monday, May 21, 2007 at 10:00 a.m. at the Hilton Garden Inn, 101 South Front Street, in Albany, Georgia, and at any adjournments of the meeting.

Record Date and Mailing Date

The close of business on April 10, 2007 is the record date for the determination of shareholders entitled to notice of and to vote at the meeting. We first mailed this proxy statement and the accompanying proxy card to shareholders on or about May 5, 2007.

Number of Shares Outstanding

As of the close of business on the record date, Community Capital had 10,000,000 shares of common stock, $1.00 par value authorized, of which 3,078,612 shares were issued and 3,031,510 shares were outstanding. Each issued and outstanding share is entitled to one vote on all matters presented at the meeting.

VOTING AT THE ANNUAL MEETING

Proposal to Be Considered

Election of Directors. Shareholders will be asked to elect five persons to serve as Class II Directors for a three-year term. The persons nominated to serve as Class II Directors, as well as the continuing directors, are described beginning on page 3.

The Board of Directors recommends a vote FOR approval of this proposal.

Procedures for Voting by Proxy

If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted FOR the election of the director nominees and in the best judgment of the persons appointed as proxies as to all other matters properly brought before the meeting. If any nominee for election to the Board of Directors named in this proxy statement becomes unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the Board of Directors.

You can revoke your proxy at any time before it is voted by delivering a written revocation of the proxy or a duly executed proxy bearing a later date to John H. Monk, Jr., President and Chief Executive Officer of Community Capital, at the main office of Community Capital, or by attending the meeting and voting in person.

Requirements for Shareholder Approval

A quorum will be present at the meeting if a majority of the outstanding shares of common stock is represented in person or by valid proxy. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists. Only those votes actually cast for the election of a director, however, will be counted for purposes of determining whether a particular director nominee receives sufficient votes to be elected. To be elected, a director nominee must receive more votes than any other nominee for the particular seat on the Board of Directors. As a result, if you withhold your vote as to one or more nominees, it will have no effect on the outcome of the election unless you cast that vote for a competing nominee. At the present time we do not know of any competing nominees.

Abstentions. A shareholder who is present in person or by proxy at the annual meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the annual meeting for the purpose of determining the presence of a quorum. Abstentions do not count as votes in favor of or against a given matter.

Broker Non-Votes. Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that contain a broker vote on one or more proposals but no vote on others are referred to as “broker non-votes” with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum. A broker non-vote, however, does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority.

Approval of any other matters that may properly come before the annual meeting requires the affirmative vote of a majority of shares of common stock present in person or by proxy and entitled to vote on the matter. Abstentions and broker non-votes will be counted in determining the minimum number of votes required for approval and will, therefore, have the effect of negative votes.

SOLICITATION OF PROXIES

Community Capital pays for all costs associated with proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of common stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

PROPOSAL ONE:  ELECTION OF DIRECTORS

The Board of Directors consists of 14 members and is divided into three classes:  Class I with five members, Class II with five members, and Class III with four members.  The directors in each class serve for staggered terms of three years each.  The term of each class expires at the annual meeting in the years indicated below and upon the election and qualification of the director’s successor.

The Board unanimously recommends that the shareholders elect the directors identified below as Director Nominees to serve as Class II Directors for a three-year term expiring in 2010.

The following table shows for each nominee and continuing director:  (a) his or her name; (b) his or her age at December 31, 2006; (c) how long he or she has been a director of Community Capital; (d) his or her position(s) with Community Capital, other than as a director; and (e) his or her principal occupation and recent business experience for the past five years.  All of the directors listed below are also directors of Albany Bank & Trust.  John H. Monk, Jr., Keith G. Beckham and Charles M. Jones, III are directors of AB&T National Bank.  Albany Bank & Trust and AB&T National Bank (collectively, the “Banks”) are wholly-owned subsidiaries of Community Capital.

Name (Age)	Director Since	Position with Community Capital and Business Experience

Class II Director Nominees: (For a Three-Year Term Expiring 2010)

C. Richard Langley (58)	1998	Attorney, Langley & Lee

Bennett D. Cotten, Jr. (53)	1998	Orthopedic Surgeon, Southwest Georgia Orthopedic and Sports Medicine

Jane Anne D. Sullivan (47)	1998	Business Owner, Buildings Exchange, a real estate holding company

John P. Ventulett, Jr. (58)	1998	Executive Insurance Agent, Vice President, J. Smith Lanier & Co. of Albany, Georgia

James D. Woods (63)	1998	Medical Doctor, Drs. Adams and Woods, M.D. P.C. Medical Practice

Class III Continuing Directors: (Term Expiring 2008)

Glenn A. Dowling (73)	1998	Retired

Mary Helen Dykes (56)	1998	Retired

Mark M. Shoemaker (52)	1998	Medical Doctor, Albany Anesthesia Associates

Lawrence B. Willson (55)	1998	Business Administrator, Vice President and Farm Manager, Sunnyland Farms, Inc., Director, Flint River Bancshares, Inc.

Class I Continuing Directors: (Term Expiring 2009)

Keith G. Beckham (45)	2005	President and Chief Executive Officer of AB&T National Bank; Director of Albany Bank & Trust and AB&T National Bank; Former Chief Executive Officer, HomeTown Bank

Charles M. Jones, III (56)	1998
Chairman of the Board of Directors of Community Capital and Albany Bank & Trust; Director of AB&T National Bank; Chief Executive Officer, Consolidated Loan & Mortgage Co. and affiliated companies; Director, Flint River Bancshares, Inc.

Van Cise Knowles (66)	1998	Retired

William F. McAfee (69)	1998	Business Owner, Bill McAfee Leasing, a commercial truck lessor; Salesman, Allstar International, a commercial truck dealership; Manager, Fowltown Farms

John H. Monk, Jr. (54)	2006
President and Chief Executive Officer of Community Capital Bancshares and Albany Bank & Trust; Director of Albany Bank & Trust and AB&T National Bank; Former President and Chief Executive Officer of Port City Holding Company, Inc. and First Port City Bank

Meetings and Committees of the Board

            During the year ended December 31, 2006, the Board of Directors of Community Capital held 12 meetings.  All incumbent directors attended at least 75% of the total number of meetings of Community Capital’s Board of Directors and committees of the board on which he or she serves.

            Annual Meeting Attendance.  Although the Company does not have a formal policy regarding its directors’ attendance at the annual meeting of shareholders, all directors are expected to attend the meeting.  All of the directors attended the 2006 annual meeting of shareholders except for Robert Beauchamp and James D. Woods.

            Nominating Committee.  The Nominating Committee identifies individuals qualified to become directors of the Company and selects or recommends to the Board the director nominees for the next annual shareholders’ meeting.  The Committee consists of Mary Helen Dykes, William F. McAfee and Jane Anne Sullivan.  All of the committee members are independent directors in accordance with Nasdaq Stock Market listing standards.  The Nominating Committee held one meeting during the year ended December 31, 2006. The charter of the Nominating Committee was attached as Appendix A to the Company’s 2006 Proxy Statement. See “Director Nominations and Shareholder Communications” on page 24.

            Compensation Committee.  The Board of Directors has established a Compensation Committee which establishes compensation levels for non-executive officers of Community Capital and the Banks, reviews management organization and development, and reviews significant employee benefit programs.  The Compensation Committee recommends compensation levels for executive officers of the Company to the Board of Directors for approval by a majority of the independent directors and a majority of the directors.  However, no director who is also an executive officer of the Company participates in the deliberation or voting by the Board of Directors or Compensation Committee relating to his or her compensation.  The Compensation Committee also administers Community Capital’s equity compensation programs, including the Community Capital Bancshares, Inc. 1998 Stock Incentive Plan.  The Compensation Committee is chaired by Van Cise Knowles and also includes Charles M. Jones, III, C. Richard Langley and Jane Anne D. Sullivan.  The Compensation Committee held six meetings during the year ended December 31, 2006.  A copy of the charter of the Compensation Committee is available on the Company’s website at www.comcapbancshares.com.

            Compensation Committee Interlocks and Insider Participation.  Except for Charles M. Jones, III, who served as Chief Executive Officer of the Company through August 20, 2006, no officer, employee, or former officer of Community Capital served as a member of the Compensation Committee in 2006.  During 2006, no executive officer of Community Capital served as a director or member of the compensation committee (or group performing equivalent functions) of any other entity of which any of Community Capital’s independent directors served as an executive officer.

            Audit and Compliance Committee.  The Board of Directors has established an Audit and Compliance Committee which is directly responsible for appointing (and dismissing) the independent public accountants to conduct audits of Community Capital’s and its subsidiaries’ financial statements and to perform other permissible non-audit services.  The Audit and Compliance Committee also reviews the independence and qualifications of Community Capital’s auditors, the planned scope of the annual audit, any changes in accounting principles, and the effectiveness and efficiency of Community Capital’s and its subsidiaries’ internal accounting staff.  Additionally, the Audit and Compliance Committee provides oversight to Community Capital’s and its subsidiaries’ compliance with regulatory rules and regulations, including the Community Reinvestment Act.

            The Audit and Compliance Committee is chaired by William F. McAfee and also includes Glenn A. Dowling, Mary Helen Dykes and Lawrence B. Willson.  All of the members of the Audit and Compliance Committee are independent directors under Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.  Although none of the Audit and Compliance Committee members meets the criteria specified under applicable Securities and Exchange Commission (“SEC”) regulations for an “audit committee financial expert,” the board believes that each has the financial knowledge, business experience and independent judgment necessary for service on the Audit and Compliance Committee.  The Audit and Compliance Committee held nine meetings during the year ended December 31, 2006.

Audit Committee Report

The Audit Committee reports as follows with respect to the audit of Community Capital’s 2006 audited consolidated financial statements.

·	The Audit Committee has reviewed and discussed Community Capital’s 2006 audited consolidated financial statements with Community Capital’s management;

·
The Audit Committee has discussed with the independent auditors, Mauldin & Jenkins, LLC, the matters required to be discussed by SAS 61, which include, among other items, matters related to the conduct of the audit of Community Capital’s consolidated financial statements;

·
The Audit Committee has received written disclosures and the letter from the independent auditors required by ISB Standard No. 1 (which relates to the auditor’s independence from the corporation and its related entities) and has discussed with the auditors the auditors’ independence from Community Capital; and

·
Based on review and discussions of Community Capital’s 2006 audited consolidated financial statements with management and discussions with the independent auditors, the Audit Committee recommended to the Board of Directors that Community Capital’s 2006 audited consolidated financial statements be included in Community Capital’s Annual Report on Form 10-K.

April 9, 2007	Audit Committee:
Willam F. McAfee
Glenn A. Dowling
Mary Helen Dykes
Lawrence B. Willson

Audit Committee Charter

The Board of Directors has adopted a written charter for the Audit Committee, which is available on the Company’s website at www.comcapbancshares.com.    The Board of Directors reviews and approves changes to the Audit Committee Charter annually.

EXECUTIVE OFFICERS

The following table shows for each current executive officer of Community Capital:  (a) his name, (b) his age at December 31, 2006; (c) how long he has been an officer of Community Capital; and (d) his positions with Community Capital and the Banks:

Name (Age)	Officer Since	Position with Community Capital and the Banks
John H. Monk, Jr. (54)	2006	President and Chief Executive Officer of Community Capital and Albany Bank & Trust

David J. Baranko (50)	1999	Chief Financial Officer of Community Capital and Albany Bank & Trust; Vice President of AB&T National Bank

Keith G. Beckham (45)	2005	President and Chief Executive Officer of AB&T National Bank

COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our compensation philosophy and policies for 2006 that applied to the executives named below in the Summary Compensation Table (the “Named Executive Officers”).  It explains the structure and rationale associated with each material element of each Named Executive Officer’s total compensation, and provides important context for the more detailed disclosure tables and specific compensation amounts provided following this Compensation Discussion and Analysis.

            The following discussion and analysis contains statements regarding future individual and company performance targets and goals.  These targets and goals are disclosed in the limited context of the Community Capital’s compensation programs and should not be understood to be statements of management's expectations or estimates of results or other guidance.  Community Capital specifically cautions investors not to apply these statements to other contexts.

Overview of Compensation Program

The Compensation Committee of our Board of Directors has overall responsibility for evaluating and approving our compensation plans, policies and programs.  All final decisions relating to the compensation of the Named Executive Officers are considered by the full Board of Directors.  The objectives of our compensation program are to attract and retain talented executives and to align the executive’s incentives with the long-term interests of our other shareholders.  Specifically, our executive compensation program is designed to accomplish the following objectives:

·	maintain a compensation program that is competitive among our peers in the banking industry;

·	provide opportunities that integrate pay with the annual and long-term performance goals of Community Capital;

·	recognize and reward individual initiative and achievements;

·	maintain an appropriate balance between base salary and short- and long-term incentive opportunity; and

·	allow Community Capital to compete for, retain, and motivate talented executives critical to our success.

Role of Executives

Mr. Monk, President and Chief Executive Officer of Community Capital and Albany Bank & Trust, and Mr. Beckham, President and Chief Executive Officer of AB&T National Bank, may attend a Compensation Committee meeting in order to make a recommendation to the Compensation Committee regarding the compensation paid to executives of Community Capital and the Banks based on corporate and individual performance, or may communicate such recommendations without attending a meeting.  Occasionally other executives may attend a Compensation Committee meeting to provide pertinent financial or legal information.  Executives in attendance may provide their insights and suggestions, but only Committee members may vote on decisions regarding changes in executive compensation.

Mr. Monk and Mr. Beckham do not provide the recommendations for changes in their own compensation.  The Compensation Committee discusses each of Mr. Monk’s and Mr. Beckham’s compensation with him, but final deliberations and all votes regarding their compensation are made without such executive present.  For the other Named Executive Officers, the Compensation Committee considers compensation recommendations from Mr. Monk and Community Capital’s overall performance.

Peer Group Surveys

Our Compensation Committee seeks to target executive compensation that the Compensation Committee believes to be consistent with others in the banking industry.  We do not currently engage in a formal benchmarking process in order to set compensation levels, but we recognize that information regarding pay practices at other companies is useful in at least two respects.  First, we recognize that our compensation practices must be competitive in the banking industry.  Second, this information is one of the factors that the Compensation Committee considers in assessing the reasonableness of compensation.

In selecting appropriate companies to survey regarding compensation information, Community Capital selects a peer group of banks that have comparable asset size, complexity and products and markets (the “Peer Group”).  This Peer Group data is obtained from salary surveys provided by state banking associations, which include data from participating financial institutions representing a wide variety of sizes and locations throughout the state.  The Compensation Committee compares the performance of Community Capital to the performance of the Peer Group and establishes the Company’s compensation similar to or more or less than the Peer Group consistent with its goal of competitively compensating the Named Executive Officers.

Establishing Compensation Levels

The Compensation Committee relies upon its judgment about each individual, and not on rigid formulas or short-term changes in business performance, in determining the amount and components of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value.

Community Capital believes that the compensation of its executive officers should reflect their success as a management team and as individuals in attaining key operating objectives, such as growth of revenue, loans and deposits; growth of operating earnings and earnings per share; growth or maintenance of market share, long-term competitive advantage, customer satisfaction and operating efficiencies; and, ultimately, in attaining long-term growth in the market price of Community Capital’s stock.  Community Capital believes that the performance of executive officers in managing the Company, considered in light of general economic and specific company, industry and competitive conditions, should be the basis for determining their overall compensation.

In setting and approving compensation of the Named Executive Officers, the Compensation Committee considers objective measurements of business performance, the accomplishment of strategic and financial objectives, the development of management talent within the Company, and other matters relevant to the short-term and the long-term success of the Company and the enhancement of shareholder value in the broadest sense.  As described above, the Compensation Committee also considered the recommendations of Mr. Monk and Mr. Beckham in determining the compensation of executive officers other than themselves.

The Compensation Committee has the authority to retain, at the expense of Community Capital, such compensation consultants, outside counsel and other advisers as the Compensation Committee may deem appropriate in its sole discretion.  The Compensation Committee has the sole authority to approve related fees and retention terms.  The Compensation Committee did not retain a consultant to assist in the development or review of its compensation programs in 2006 and has no current plans to do so in 2007.

Base Salary.  We intend to provide our Named Executive Officers with a level of assured cash compensation based on the individual’s position, experience, performance, past and potential contribution to the Company, and level of responsibility, as well as our overall financial performance.  The base salaries of the Named Executive Officers are adjusted once annually as determined by the Board of Directors.  For 2007, the Compensation Committee has set Named Executive Officers base salaries as follows:

Named Executive Officer	2007 Base Salary	Percentage Increase
John H. Monk, Jr.	210,000	3.44%
David J. Baranko	112,000	3.70%
Keith G. Beckham	138,600	5.00%

Mr. Monk’s salary increase was set by the terms of his employment agreement.  The salary increases for Messrs. Baranko and Beckham were based upon their current salary levels in relation to comparable positions in the local market and cost of living increases.

Bonus.  We also use annual cash awards, or bonuses, to focus attention on current strategic priorities and drive achievement of short-term corporate objectives.  The Compensation Committee determined bonuses subjectively after reviewing the Company’s unaudited financial performance for 2006 and the bonus payments made by the Peer Group.  In each case, the Compensation Committee considered its subjective view of the Named Executive Officer’s individual efforts toward the Company’s overall performance.  This performance review not only includes measures of the Company’s financial performance but also contributions by the individuals to the Company in connection with changes in management during the year and efforts to comply with regulatory matters.  Messrs. Baranko, Joiner and Beckham were eligible to receive annual cash awards, and the Compensation Committee determined bonus paid for 2006 in January 2007.

For 2006, the Compensation Committee awarded a cash bonus of $8,000, or 7.4% of annual base salary, to Mr. Baranko, a cash bonus of $15,000, or 10.71% of annual base salary, to Mr. Joiner, and a cash bonus of $15,000, or 11.36% of annual base salary, to Mr. Beckham.  These amounts were deemed appropriate based upon the criteria listed above.

Equity Compensation.  The Compensation Committee has designed Community Capital’s equity incentive awards to serve as the primary vehicle for providing long-term incentives to executive officers and key employees.  Community Capital also regards equity incentive awards as a key retention tool.  These grants are given both as rewards for past performance and as employment contract incentives.

The Company’s 1998 Stock Incentive Plan permits the Company to grant stock options to executive officers and other key management personnel.  The Compensation Committee believes that stock options align the recipient’s interests with those of the shareholders, and the vesting period encourages recipients to continue working for the Company.  The amount of options awarded to a recipient is based on the Company’s overall performance and the performance of the recipient during the year.  Performance is evaluated based on the prior year’s financial indicators as compared to plan, as well as other contributions to the Company.  No stock options were granted based on the Company’s performance in 2006.

            Tax Qualified Retirement Plans.  The Compensation Committee believes that retirement benefits provide financial security to executives and their families for the executives’ service to the Company.  The Company sponsors two defined contribution retirement plans in which all qualified employees may participate: a 401(k) plan and an Employee Stock Purchase Plan (the “ESPP”).  Participation in the plans is voluntary and contribution amounts are determined by the participants subject to IRS regulations.  The plans provide for matching amounts by the Company which are the same percentages for all participating employees.  The purpose of the 401(k) plan is to provide participating employees with an opportunity to accumulate capital for their future economic security through their elective deferrals and Company contributions.  The purpose of the ESPP is to provide participating employees with an opportunity to obtain beneficial interests in the Company by purchasing Company stock at a discounted price.

            Other Compensation.  Our Named Executive Officers also participate in our broad-based employee benefit plans, such as medical, dental, disability and term life insurance programs.

            We also provide the following perquisites: business and personal use of a Company car for transportation for the executive, his/her customers, employees and directors; social and civic club dues for networking and entertaining; travel expenses for a spouse to join on business trips, and business and personal use of a cell phone for accessibility.  The incremental costs of these perquisites did not exceed $10,000 for any of our Named Executive Officers.

Allocation Among Components

Compensation for executive officers is allocated among annual base salary, annual cash bonus awards and equity incentive compensation awards.  The Compensation Committee chooses to pay each element of compensation in order to attract, retain and motivate highly qualified executive talent, reward superior annual performance and provide incentive for their balanced focus on long-term strategic goals and increasing shareholder value as well as short-term performance.  The amount of each element of compensation is determined by or under the direction of the Compensation Committee, which uses the following factors to determine the amount of salary and other benefits to pay to each executive: Peer Group survey data, performance against corporate and individual objectives for the previous year, difficulty of achieving desired results in the coming year; value of their unique skills and capabilities to support Community Capital’s long-term performance, performance of their general management responsibilities; and, contribution as a member of the executive management team.  These elements are designed to be competitive with comparable employers and to align the executives’ incentives with the long-term interests of Community Capital’s shareholders.

Although the Compensation Committee does not set overall compensation targets and then allocate among the elements, it does review total compensation when making decisions on each element of compensation to ensure that the total compensation for each executive officer is justified and appropriate in the best interests in of the Company.

Severance Benefits

Community Capital provides severance benefits to certain executive officers in order to attract and retain executives and in recognition of the restrictive covenants that such executives are subject to following termination of employment.  Severance benefits are paid to executives in the event of a termination by the Company without cause, termination by the executive for cause, or in the event of the permanent disability of the executive.

Change in Control

We believe it is appropriate to protect our senior management and other employees in the event of a change in control.  Further, it is our belief that the interests of shareholders will be best served if the interests of our senior management are aligned with them, and we believe providing change in control benefits should eliminate, or at least reduce, the reluctance of management to purse potential change in control transactions that may be in the best interests of shareholders.  Change in control payments are payable to certain executive officers if within 12 months prior to or 24 months following a change in control the executive’s employment is terminated by the Company without cause or by the executive for cause.

Review of Prior Amounts Granted and Realized

            Our goal is to retain and reward executives relative to driving superior future performance on a continuous basis.  The Compensation Committee does not consider prior stock compensation gains as a factor in determining future compensation levels.

Adjustment or Recovery of Awards

We have not adopted a formal policy or any employment agreement provisions that enable recovery, or “clawback,” of incentive or bonus awards in the event of misstated or restated financial results.  However, Section 404 of the Sarbanes-Oxley Act does provide some ability to recover such awards in certain circumstances.  If Community Capital is required to restate its financial statements due to noncompliance with any financial reporting requirements as a result of misconduct, our Chief Executive and Financial Officers must reimburse Community Capital for (i) any bonus or other incentive, or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (ii) any profits realized from the sale of securities of Community Capital during these 12 months.

Timing of Equity Grants

Equity grants to existing employees are made in January of each year as a reward for the performance of the Company during the prior year.  Equity grants are also made to new employees as incentive to attract qualified individuals to work for us.  All previous equity grants were made following Compensation Committee approval.

Tax and Accounting Considerations

We take into account tax and accounting implications in the design of its compensation programs.  For example, in the selection of long-term incentive instruments, the Compensation Committee reviews the projected expense amounts and expense timing associated with alternative types of awards.  Under current accounting rules (i.e., FAS 123(R)), we must expense the grant-date fair value of share-based grants such as restricted stock and SARs.  The grant-date value is amortized and expensed over the service period or vesting period of the grant.

Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the chief executive officer and four most highly compensated executive officers of a corporation in a taxable year.  The Compensation Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in our best interests.

Compensation Committee Report

            The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Submitted by:	Charles M. Jones, III
Van Cise Knowles
C. Richard Langley
Jane Anne D. Sullivan

Summary Compensation Table

The following table sets forth information concerning the annual and long-term compensation for services in all capacities to Community Capital for the fiscal year 2006 of our principal executive officers, principal financial officer, and other named executive officers

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)

John H. Monk, Jr. President & CEO(1)	2006	66,402	-	-	38,676	-	-	15,307(2)	120,385

Charles M. Jones, III Former CEO(3)	2006	-	-	-	1,280	-	-	33,200(4)	34,480

Robert E. Lee Former President(5)	2006	43,750	-	-	-	-	-	226,225(6)	269,975

David J. Baranko Chief Financial Officer	2006	108,004	8,000	-	14,690	-	-	11,864(7)	142,558

Paul E. Joiner, Jr. Chief Credit Officer(8)	2006	140,000	15,000	-	24,575	-	55,012	23,732(9)	258,319

Keith G. Beckham President & CEO, AB&T National bank	2006	122,714	15,000	-	5,017	-	-	29,420(10)	172,151

(1)	Mr. Monk has served as President and Chief Executive Officer of Community Capital and Albany Bank & Trust, N.A. since August 21, 2006. Mr. Monk is also a director of Community Capital.
(2)	Consists of $7,500 in fees for Mr. Monk’s service as a director, $4,882 in insurance benefits, and $2,925 in 401(k) matching contributions during 2006.
(3)	Mr. Jones served as Chief Executive Officer of Community Capital from August 1998 through August 20, 2006. Mr. Jones is also a director of Community Capital.
(4)	Consists of $33,250 in fees for Mr. Jones’s service as a director.
(5)	Mr. Lee served as President of Community Capital and Albany Bank & Trust, N.A. from August 1998 through March 16, 2006. Mr. Lee was also a director of Community Capital until March 16, 2006.
(6)
Consists of $3,500 in fees for Mr. Lee’s service as a director, $216,250 received under the terms of a separation agreement between Mr. Lee and the Company (described below), $5,600 in insurance benefits, and $875 in 401(k) matching contributions during 2006.

(7)	Consists of $6,464 in insurance benefits and $5,400 in 401(k) matching contributions.
(8)
Mr. Joiner served as Acting President of Community Capital and Albany Bank & Trust from March 17, 2006 through August 20, 2006. Mr. Joiner terminated his employment with Community Capital and Albany Bank & Trust on March 2, 2007.

(9)	Consists of $7,500 in fees for Mr. Joiner’s service as a director, $8,732 in insurance benefits, and $7,500 in 401(k) matching contributions.
(10)	Consists of $19,000 in fees for Mr. Beckham’s service as a director, $4,560 in insurance benefits, and $5,860 in 401(k) matching contributions.

Grants of Plan-Based Awards Table

The Company did not grant any equity or non-equity incentive plan-based awards during 2006.

Outstanding Equity Awards At Fiscal Year End Table

The following table sets forth information at December 31, 2006 concerning outstanding stock options held by the executive officers listed in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

John H. Monk, Jr.	10,000	-	-	10.40	08/21/2016	-	-	-	-

Charles M. Jones, III	21,428	-	-	7.35	11/15/2009	-	-	-	-
	285	-	-	7.00	04/24/2010	-	-	-	-
	285	-	-	7.00	04/23/2011	-	-	-	-
	285	-	-	8.15	04/22/2012	-	-	-	-
	285	-	-	13.97	05/15/2013	-	-	-	-
	285	-	-	12.00	04/16/2014	-	-	-	-
	285	-	-	11.90	04/25/2015	-	-	-	-
	10,000			10.98	05/25/2015
	285			11.00	05/15/2016

Robert E. Lee	-	-	-	-	-	-	-	-	-

David J. Baranko	5,714	-	-	7.00	03/11/2009	-	-	-	-
	6,000	4,000	-	10.18	02/24/2013	-	-	-	-
	1,200	1,800	-	11.05	04/16/2014	-	-	-	-
	600	2,400	-	12.36	02/28/2015	-	-	-	-

Paul E. Joiner, Jr.	6,000	4,000	-	10.18	02/24/2013	-	-	-	-
	1,200	1,800	-	11.05	04/16/2014	-	-	-	-
	600	2,400	-	12.36	02/28/2015	-	-	-	-
	2,000	8,000	-	10.98	05/25/2015	-	-	-	-
	-	5,000	-	10.60	07/31/2016

Keith G. Beckham	600	2,400	-	12.36	02/28/2015	-	-	-	-
	-	2,000	-	11.70	09/25/2016	-	-	-	-

            When awarding stock options, the Compensation committee set option exercise prices at the market close price on the date of grant.  Stock options vest over a number of years in order to encourage employee retention and focus management’s attention on sustaining financial perforamnce and builidng shareholder value over an extended term.  Typically, vesting is in equal increments over a five-year period from the date of grant.

2006 Option Exercises  and Stock Vested Table

            The following table sets forth information regarding the exercise of stock options by executive officers listed in the Summary Compensation Table.  We did not issue any stock awards during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

John H. Monk, Jr.	-	-	-	-

Charles M. Jones, III	-	-	-	-

Robert E. Lee	75,000	525,000	-	-

David J. Baranko	-	-	-	-

Paul E. Joiner, Jr.	-	-	-	-

Keith G. Beckham	-	-	-	-

Pension Benefits Table

            The following table sets forth information as of December 31, 2006 regarding plans that provide for payment or other benefits at, following, or in connection with the retirement of our named executive officers.
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)

John H. Monk, Jr.	-	-	-	-

Charles M. Jones, III	-	-	-	-

Robert E. Lee	-	-	-	-

David J. Baranko	-	-	-	-

Paul E. Joiner, Jr.	Salary Continuation Agreement	2	134,000	-

Keith G. Beckham	-	-	-	-

            On September 13, 2004, Community Capital and Albany Bank & Trust entered into to salary continuation agreements with  Messrs. Lee and Joiner.  These agreements provided for supplemental retirement benefits in favor of each of these executive officers.  Generally, under these agreements, Mr. Lee and Mr. Joiner would have received supplemental retirement benefits due to retirement on or after reaching age 65 or in the event of an earlier termination of employment due to disability, death or upon a change in control of Community Capital or Albany Bank & Trust. In addition, benefits also would have been payable if the executive terminated employment (other than for cause) after attaining at least age 62 or, if later, after completing 10 years of employment. The normal retirement benefits were generally payable over a 15-year period.  The amount of the normal retirement benefits available to Mr. Lee and Mr. Joiner under the salary continuation agreements was determined by a formula that consisted of both fixed and variable components. The fixed component was equal to a specified percentage of the executive’s final average salary.  For Mr. Lee, the fixed percentage was 50% and for Mr. Joiner, the fixed percentage was 40%.  The variable component of the normal retirement benefit was determined based upon the executive’s satisfaction of specified performance goals.  Each executive had the opportunity to increase his fixed benefit percentage by up to another 20% under the variable component of the formula.  The amount of the benefit payable other than due to retirement at or after age 65 was based upon the portion of the normal retirement benefit obligation that the Company had accrued at the time of the other payment event under generally accepted accounting principles.  These benefit amounts were also paid, generally, over a period of 15 years commencing once the executive attained age 65; except that any benefit payable upon a change in control or due to death was payable immediately in a lump sum.  The salary continuation agreements represented unfunded obligations of Community Capital and Albany Bank & Trust and, as such, benefits were payable from general assets; however, the Company had purchased bank-owned life insurance to assist it in satisfying the obligations represented by these agreements.

            Mr. Lee’s salary continuation agreement terminated as of the date of his resignation, March 17, 2006.  Mr. Joiner’s salary continuation agreement terminated as of the date of his resignation, March 2, 2007.  As a result, no supplemental retirement benefits are payable to Mr. Lee or Mr. Joiner.

Non-Qualified Deferred Compensation Table

            The Company does not have any plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change-in-Control

The discussion and table below reflect the amount of compensation to each of the Named Executive Officers of Community Capital in the event of termination of such Named Executive Officer’s employment.  The amounts shown assume a termination date of December 31, 2006; such amounts are estimates.  Amounts do not include compensation and benefits available to all of Community Capital’s general employees.  Potential payments to Mr. Lee are not included in the table below as Mr. Lee’s employment with the Company ended on March 17, 2006.
Community Capital has entered into separate employment arrangements with each of Messrs. Monk, Baranko, and Beckham.  Community Capital also entered into employment agreements and salary continuation agreements with Messrs. Lee and Joiner, which agreements have terminated.  Summaries of these agreements are provided beginning on page 17, and payments upon termination or change-in-control are specified in this section.

	Termination by the Company Without Cause	Termination by the Executive for Cause	Termination by the Company for Cause or by the Executive Without Cause	Normal Retirement	Change-in-Control(1)	Death	Disability
John H. Monk, Jr.
Bonus	-	-	-	-	-	-	-
Salary	210,000	210,000	-	-	313,500	101,500	101,500
Value of Unvested Options	-	-	-	-	-	-	-
Health Insurance	12,000	6,000	-	-	12,000	-	6,000
Total	222,000	216,000	-	-	325,500	101,500	107,500
Charles M. Jones, III
Bonus	-	-	-	-	-	-	-
Salary	-	-	-	-	-	-	-
Value of Unvested Options	-	-	-	-	-	-	-
Health Insurance	-	-	-	-	-	-	-
Total	-	-	-	-	-	-	-
David J. Baranko
Bonus	-	-	-	-	20,000	-	-
Salary	108,000	108,000	-	-	260,000	54,000	54,000
Value of Unvested Options	-	-	-	-	90,274	-	-
Health Insurance	12,000	12,000	-	-	12,000	-	6,000
Total	120,000	120,000	-	-	382,274	54,000	60,000
Paul E. Joiner, Jr.
Bonus	-	-	-	-	38,750	-	-
Salary	140,000	140,000	-	-	341,250	70,000	70,000
Value of Unvested Options	-	-	-	-	178,114	-	-
Health Insurance	12,000	12,000	-	-	12,000	-	6,000
Salary Continuation Agreement	-	-	-	-	134,000	134,000	134,000
Total	152,000	152,000	-	-	704,114	204,000	210,000
Keith G. Beckham
Bonus	-	-	-	-	22,500	-	-
Salary	132,000	132,000	-	-	198,000	66,000	66,000
Value of Unvested Options	-	-	-	-	53,064	-	-
Health Insurance	12,000	12,000	-	-	12,000	-	12,000
Total	144,000	144,000	-	-	285,564	66,000	78,000

(1)	Assumes that, within 12 months prior to or 24 months following a change in control, the executive was terminated by the Company without cause or the executive terminated his employment for cause.

Director Compensation Table

            During 2006, directors of Community Capital received $500 for each board meeting attended and $100 for each committee meeting attended.  Directors of the Banks receive $500 for each board meeting and $100 for each committee meeting attended.  In November 2006, the directors of AB&T National Bank voted to increase the fees paid for board meeting attendance to $750 per meeting.  Additionally, on May 15, 2006, we granted our Chairman of the Board a non-qualified option to purchase 285 shares of stock and granted every other non-employee director a non-qualified option to purchase 142 shares of Community Capital’s common stock for their service as directors during 2005.  The options vested immediately on the grant date, are exercisable at $11.00 per share, and have a maximum term of ten years from the grant date.

Name(1)	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Comp Earnings	All Other Compensation ($)	Total ($)

Bennett D. Cotten, Jr.	6,400	-	-	-	-	-	6,400

Glenn A. Dowling	7,200	-	-	-	-	-	7,200

Mary Helen Dykes	7,150	-	-	-	-	-	7,150

Van Cise Knowles	7,800	-	-	-	-	-	7,800

C Richard Langley	6,750	-	-	-	-	-	6,750

William F. McAfee	8,700	-	-	-	-	-	8,700

Mark M. Shoemaker	6,300	-	-	-	-	-	6,300

Jane Anne D. Sullivan	6,600	-	-	-	-	-	6,600

John P. Ventulett, Jr.	5,750	-	-	-	-	-	5,750

Lawrence B. Willson	7,750	-	-	-	-	-	7,750

James D. Woods	6,350	-	-	-	-	-	6,350
(1)
John H. Monk, Jr., Charles M. Jones, III, Paul E. Joiner, Jr. and Keith G. Beckham are also directors of Community Capital and their compensation as directors is included in the Summary Compensation Table above.

Employment Agreements
John H. Monk, Jr.  On August 28, 2006, Community Capital and Albany Bank & Trust entered into an employment agreement with Mr. Monk regarding his employment as President and Chief Executive Officer of Community Capital and Albany Bank & Trust.  The initial term of the agreement began on August 21, 2006 and continues until August 20, 2007.  The agreement will be extended for additional terms of one year unless any party to the agreement provides notice of cancellation thirty days prior to the end of the current term.

Mr. Monk's initial base salary under the Agreement was $203,000 per year from the beginning of the initial term until December 31, 2006.  On January 1, 2007, Mr. Monk’s base salary was raised to $210,000 per year.  The Board of Directors is required to review the base salary amount annually, and the base salary may be adjusted each year in an amount determined by the Board of Directors.  The agreement also provides that Mr. Monk is entitled to an annual cash bonus based on criteria established by the Board of Directors.  Mr. Monk earned no bonus during 2006.  Under the agreement, Mr. Monk received 10,000 options upon the execution of the agreement and 5,000 additional options on January 1, 2007.  Mr. Monk is also entitled to receive 15,000 options when he is successful in having the Agreement between Albany Bank & Trust and the Office of the Comptroller of the Currency terminated.  Additionally, the agreement requires Community Capital to provide Mr. Monk with health insurance, life insurance, an automobile, reimbursement for moving expenses up to $7,000, vacation time, reimbursement for reasonable business expenses, club memberships and other customary benefits.

Generally, in the event (1) Mr. Monk is terminated by Community Capital without cause or (2) Mr. Monk terminates his employment with cause, Community Capital will be required to meet its obligations with respect to Mr. Monk's salary and incentive compensation for a period equal to twelve months from the date of termination.  In the event Community Capital terminates Mr. Monk's employment due to his permanent disability, Community Capital will be required to meet its obligations with respect to Mr. Monk's compensation for a period of six months following the termination.  Mr. Monk will be entitled to be reimbursed for health insurance premiums for six months following the termination of his employment if his employment is terminated by Community Capital for cause or if Mr. Monk terminates his employment following a change in control of Community Capital, and will be entitled to be reimbursed for twelve months if his employment is terminated by Community Capital without cause or due to permanent disability.  If Mr. Monk terminates his employment within twelve months before or twenty-four months following a change in control of Community Capital, Mr. Monk will be entitled to a cash payment equal to one and one-half times the sum of his average base salary and cash bonus for the preceding three years.

If Mr. Monk's employment is terminated by Community Capital with cause or Mr. Monk terminates his employment without cause or upon a change in control, Mr. Monk will generally be prohibited from competing with Albany Bank & Trust or soliciting its customers or employees for a period of twelve months from the date of termination.

            Robert E. Lee.  On September 13, 2004, Community Capital and Albany Bank & Trust entered into an amended and restated employment agreement with Mr. Lee regarding his employment as President of Community Capital and President and Chief Executive Officer of Albany Bank & Trust and a salary continuation agreement that provided for supplemental retirement benefits in favor of Mr. Lee.  Mr. Lee’s employment agreement and salary continuation agreement terminated as of the date of his resignation from Community Capital and Albany Bank & Trust, March 17, 2006.

On March 30, 2006, Community Capital and Albany Bank & Trust entered into a separation agreement and general release with Mr. Lee with respect to the early termination of Mr. Lee’s employment agreement and salary continuation agreement.  Under the terms of the separation agreement, Community Capital agreed to pay Mr. Lee a lump sum payment in the amount of $50,000 and agreed to pay Mr. Lee’s monthly salary for one year, for an aggregate severance amount of $260,000.  Mr. Lee had a 90 day period following the termination date to exercise any options that had vested as of that date.  Finally, Community Capital paid Mr. Lee’s COBRA premiums for continued health insurance coverage for a 12-month period.  In consideration for the foregoing payments, Mr. Lee agreed to (i) a general release, including but not limited to any claims under his employment agreeement and the salary continuation agreement, in favor of Community Capital and Albany Bank & Trust and (ii) restrictive covenants in favor of Community Capital and Albany Bank & Trust relating to noncompetition and nondisclosure extending for a 24-month period and nonsolicitation extending for a 12-month period.

David J. Baranko.  On September 13, 2004, Community Capital and Albany Bank & Trust entered into an employment agreement with Mr. Baranko regarding his employment as Chief Financial Officer of Community Capital and Albany Bank & Trust.  The initial term of the agreement began on April 26, 2004 and ended on April 26, 2005.  The agreement automatically renews each day so that the agreement always has a one-year term, unless any party to the agreement provides notice to the other parties that he or it intends for the automatic renewals to cease.

Under the agreement, Mr. Baranko’s 2006 base salary was $108,000per year.  The President of Albany Bank & Trust is required to review the base salary amount annually, and the base salary may be increased each year by an amount determined by the President.  The agreement also provides that Mr. Baranko is entitled to an annual cash bonus based on criteria established by the President of Albany Bank & Trust.  Mr. Baranko earned a bonus of $8,000 during 2006.  Additionally, the agreement requires Community Capital to provide Mr. Baranko with health insurance, vacation time, reimbursement for reasonable business expenses, club memberships and other customary benefits.

Generally, in the event Mr. Baranko is terminated by the Community Capital without cause or Mr. Baranko terminates his employment with cause, Community Capital will be required to meet its obligations with respect to Mr. Baranko’ salary and incentive compensation for a period of 12 months following the date of termination.  If Mr. Baranko is terminated due to his permanent disability, Community Capital will be required to meet its obligations with respect to Mr. Baranko’s compensation for a period of six months following the termination.  Mr. Baranko will be entitled to be reimbursed for health insurance premiums for six months following the termination of his employment if his employment is terminated by Community Capital for cause or if Mr. Baranko terminates his employment following a change in control of Community Capital, and will be entitled to be reimbursed for twelve months if his employment is terminated by Community Capital without cause or due to permanent disability.  If either Mr. Baranko is terminates by Community Capital without cause or Mr. Baranko terminates his employment with cause within 12 months prior to or 24 months following a change in control of Community Capital, Mr. Baranko will be entitled to a cash payment equal to 2.5 times the sum of his average base salary and cash bonus for the preceding three years.

If Mr. Baranko’s employment is terminated by Community Capital with cause or Mr. Baranko terminates his employment without cause or upon a change in control, Mr. Baranko will generally be prohibited from competing with the Banks or soliciting their customers or employees for a period of 12 months from the date of termination.

            Paul E. Joiner.  On September 13, 2004, Community Capital and Albany Bank & Trust entered into an employment agreement with Mr. Joiner regarding his employment as Chief Credit Officer of Community Capital and Albany Bank & Trust and a salary continuation that provided for supplemental retirement benefits in favor of Mr. Lee.  Mr. Joiner’s employment agreement and salary continuation agreement terminated as of the date of his early retirement from Community Capital and Albany Bank & Trust, March 2, 2007.  As a result of Mr. Joiner’s early retirement, no payments are due to Mr. Joiner under his employment agreement or salary continuation agreement.
Keith G. Beckham.  On September 25, 2006, Community Capital and AB&T National Bank entered into an employment agreement with Mr. Beckham regarding his employment as President and Chief Executive Officer of AB&T National Bank.  The initial term of the agreement began on January 1, 2006 and continued until December 31, 2006.  The agreement will be extended for additional terms of one year unless any party to the agreement provides notice of cancellation thirty days prior to the end of the current term.

            Mr. Beckham’s initial base salary under the Agreement is $132,000 per year.  The Board of Directors is required to review the base salary amount annually, and the base salary may be adjusted each year in an amount determined by the Board of Directors.  The agreement also provides that Mr. Beckham is entitled to an annual cash bonus based on criteria established by the Board of Directors.  Mr. Beckham earned a bonus of $15,000 during 2006.  Under the agreement, Mr. Beckham received 2,000 options upon the execution of the agreement.  Additionally, the agreement requires Community Capital to provide Mr. Beckham with health insurance, an automobile, vacation time, reimbursement for reasonable business expenses, club memberships and other customary benefits.

            Generally, in the event (1) Mr. Beckham is terminated by Community Capital without cause or (2) Mr. Beckham terminates his employment with cause, Community Capital will be required to meet its obligations with respect to Mr. Beckham's salary and incentive compensation for a period equal to twelve months from the date of termination.  In the event Community Capital terminates Mr. Beckham’s employment due to his permanent disability, Community Capital will be required to meet its obligations with respect to Mr. Beckham’s compensation for a period of six months following the termination.  Mr. Beckham will be entitled to be reimbursed for health insurance premiums for six months following the termination of his employment if his employment is terminated by Community Capital for cause or if Mr. Beckham terminates his employment following a change in control of Community Capital, and will be entitled to be reimbursed for twelve months if his employment is terminated by Community Capital without cause or due to permanent disability.  If Mr. Beckham terminates his employment within twelve months before or twenty-four months following a change in control of Community Capital, Mr. Beckham will be entitled to a cash payment equal to one and one-half times the sum of his average base salary and cash bonus for the preceding three years.

            If Mr. Beckham’s employment is terminated by Community Capital with cause or Mr. Beckham terminates his employment without cause or upon a change in control, Mr. Beckham will generally be prohibited from competing with AB&T National Bank or soliciting its customers or employees for a period of twelve months from the date of termination.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The table that follows lists, as of the record date, the number of shares common stock beneficially owned by:  (a) each current director of Community Capital; (b) each executive officer listed in the Summary Compensation Table; (c) all current executive officers and directors as a group, and (d) all non-director shareholders who beneficially own more then 5% of the outstanding common stock.  The information shown below is based upon information furnished to Community Capital by the named persons.  Additionally, the address for each person listed below is 2815 Meredyth Drive, Albany, Georgia 31707.

Information relating to beneficial ownership of Community Capital is based upon “beneficial ownership” concepts described in the rules issued under the Securities Exchange Act of 1934, as amended.  Under these rules a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose or to direct the disposition of the security.  Under the rules, more than one person may be deemed to be a beneficial owner of the same securities.  A person is also deemed to be a beneficial owner of any security as to which that person has the right to acquire beneficial ownership within sixty (60) days from the record date.  Unless otherwise indicated in the “Nature of Beneficial Ownership” column, each person is the record owner of and has sole voting and investment power with respect to his or her shares.

Name and Address	Number of Shares	Number of Shares Subject to Options/Warrants Exercisable within 60 days	Aggregate Number of Shares	Percent of Class	Nature of Beneficial Ownership
Directors:

Keith G. Beckham	35,918	1,200	37,118	1.2	Includes 16,129 shares held in a 401(k) plan and 3,496 shares subject to a margin account.

Bennett D. Cotten, Jr.	14,285	15,279	29,564	1.0

Glenn A. Dowling	21,428	22,422	43,850	1.4

Mary Helen Dykes	5,488	15,279	20,767	0.7

Name and Address	Number of Shares	Number of Shares Subject to Options/Warrants Exercisable within 60 days	Aggregate Number of Shares	Percent of Class	Nature of Beneficial Ownership

Charles M. Jones, III	69,809	56,851	126,660	4.2	Includes 42,857 shares pledged as security.

Van Cise Knowles	40,224	994	41,218	1.4	Includes 23,571 shares held in an IRA for the benefit of Mr. Knowles.

C. Richard Langley	38,855	5,208	44,063	1.5	Includes 26,174 shares held in an IRA for the benefit of Mr. Langley.

William F. McAfee	21,428	22,422	43,850	1.4

John H. Monk, Jr.	441	15,000	15,441	0.5

Mark M. Shoemaker	21,428	22,422	43,850	1.4

Jane Anne D. Sullivan	29,070	22,422	51,492	1.7	Includes 7,142 shares owned by Ms. Sullivan’s children as to which beneficial ownership is shared.

John P. Ventulett, Jr.	44,049	994	45,043	1.5

Lawrence B. Willson	21,428	22,422	43,850	1.4

James D. Woods	25,018	22,422	47,440	1.6	Includes 21,428 shares held in a profit sharing plan for the benefit of Dr. Woods.

Executive Officers (1) :

David J. Baranko	7,445	17,314	24,759	0.8	Includes 6,882 shares held in an IRA for the benefit of Mr. Baranko.

David C. Guillebeau	19,962	38,400	58,362	1.9

Paul Joiner	0	8,400	8,400	0.3

All Directors and Executive Officers, as a Group	428,947	304,451	725,727	23.9

5% Beneficial Owners:

Hot Creek Capital, LLC 6900 South McCarran Boulevard, Suite 3040 Reno, NV 89509	296,900	0	296,900	9.8

Name and Address	Number of Shares	Number of Shares Subject to Options/Warrants Exercisable within 60 days	Aggregate Number of Shares	Percent of Class	Nature of Beneficial Ownership

Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	92,400	0	92,400	3.0

Phillip J. Timyan 4324 Central Avenue Western Springs, IL 60558	177,462	0	177,462	5.9
Consists of 6,183 shares held directly, 136,279 shares held by Riggs Qualified Partners, LLC, of which Mr. Timyan is the managing member, and 35,000 shares held by RAM L, L.P., over which Mr. Timyan possesses dispositive power.

Wellington Management Company, LLC 75 State Street Boston, MA 02109	68,200	0	68,200	2.2
________________________
(1)  Mr. Monk is also an executive officer of Community Capital.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Community Capital’s directors and executive officers and persons who own beneficially more than 10% of Community Capital’s outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of Community Capital’s common stock.  Directors, executive officers and greater than 10% shareholders are required to furnish Community Capital with copies of the forms they file.  To our knowledge, based solely on the Company’s review of the Section 16 Reports furnished by its Reporting Persons, David J. Baranko, Keith G. Beckham, Bennett D. Cotton, Glenn A. Dowling, Mary Helen Dykes, David C. Guillebeau, John H. Monk, Jr., Van Cise Knowles, William F. McAfee, Mark M. Shoemaker, Jane Anne Sullivan, John P. Ventulett, Jr. and Lawrence B. Willson each filed a late report for one transaction in Community Capital’s common stock, James Woods filed two late reports for two transactions in Community Capital’s common stock, Paul Joiner and Richard Langley each filed two late reports for three transactions in Community Capital’s common stock, and Charles M. Jones III filed three late reports for fourteen transactions in Community Capital’s common stock.

RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time our directors, officers and their affiliates, including members of their families or businesses and other organizations with which they are associated, may have banking transactions in the ordinary course of business with the Banks.  The Company recognizes that related party transactions can present potential or actual conflicts of interest and create the appearance that the Company’s decisions are based on considerations other than its best interests and its shareholders.  Therefore, the Board of Directors has adopted a formal written policy with respect to related party transactions.

For the purpose of the policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $100,000, and in which any related party (as defined in the policy) had, has or will have a direct or indirect material interest.

Under the policy, prior to entering into the related party transaction (a) the related party, (b) the director, executive officer, nominee or beneficial owner who is an immediate family member of the related party, or (c) the Company personnel responsible for the potential related party transaction shall provide notice to the Chief Financial Officer of the facts and circumstances of the proposed related party transaction. The Board will consider all of the relevant facts and circumstances available to it, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the related party is a director, an immediately family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally.   The Board will approve only those related party transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Board determines in good faith.

The current policy was formalized and adopted in March 2007. All related party transactions since January 1, 2006, which were required to be reported in this Proxy Statement, were approved by a majority of the directors, including a majority of the directors who do not have an interest in transaction.

Langley & Lee, LLC, a law firm, provides legal services on behalf of Community Capital and the Banks.  C. Richard Langley, a director of Community Capital, is a partner in Langley & Lee, LLC.  Langley & Lee, LLC primarily provides title services for real estate loans.  The fees paid by Community Capital and the Banks to Langley & Lee, LLC totaled $66,807 in 2005 and $57,586 in 2006.

INDEPENDENT PUBLIC ACCOUNTANTS
Community Capital has selected the accounting firm of Mauldin & Jenkins, LLC to serve as principal accountant for Community Capital for the fiscal year ending December 31, 2007.  The firm of Mauldin & Jenkins has served as Community Capital’s principal accountant since 1998.  A representative of the firm is expected to be present at the meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

The following table sets forth the fees billed to the Company for the years ended December 31, 2006 and 2005 by Mauldin & Jenkins:

	2006	2005
Audit fees	$117,500	126,800
Audit-related fees	10,975	18,150
Tax fees	14,225	22,430
All other fees	--	- -
Total Fees	$142,700	167,380

Audit Fees

Audit fees represent fees billed by Mauldin & Jenkins for professional services rendered in connection with the (1) audit of the Company’s annual financial statements for 2006 and 2005, and (2) review of the financial statements included in the Company’s quarterly filings on Form 10-Q in 2006 and Form 10-QSB in 2005, annual filings on Form 10-KSB and comfort letters associated with registration statements.

Audit-Related Fees
Audit-related fees represent fees for professional services rendered for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements and those not included in “Audit Fees” above. The audit-related fees pertained to assistance with the due diligence and accounting matters relating to potential and consummated acquisitions.

Tax Fees

Tax fees represent the aggregate fees billed in each of the last two fiscal years for professional services rendered by Mauldin & Jenkins for preparation of original and amended federal and state income tax returns.  Tax fees also include tax consulting related to the preparation and filing of these returns and responding to tax notices.

All Other Fees

Other fees represent fees for various planning matters in 2006 and 2005.

The fees billed by Mauldin & Jenkins are pre-approved by the Audit and Compliance Committee of the Company in accordance with the policies and procedures for the Audit and Compliance Committee.  The Audit and Compliance Committee pre-approves all audit and non-audit services provided by the Company’s independent auditors and may not engage the independent auditors to perform any prohibited non-audit services.  For 2006, 100% of the fees incurred were pre-approved.

DIRECTOR NOMINATIONS AND SHAREHOLDER COMMUNICATIONS

General

The Nominating Committee has adopted a policy regarding shareholder communications and director nominations.  The Nominating Committee will consider director candidates recommended by shareholders who appear to be qualified to serve on the Company’s Board of Directors and who are nominated in accordance with procedures described below.

To submit a recommendation of a director candidate to the Nominating Committee, a shareholder must submit the following information in writing, addressed to the Nominating Committee, in care of the Corporate Secretary, at the main office of the Company at 2815 Meredyth Drive, Albany, Georgia 31707.

1.	The name of the person recommended as a director candidate;

2.
All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, including appropriate biographical information.

3.	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

4.
As to the shareholder making the recommendation, his or her name, address, number of shares of Company common stock beneficially owned, the dates on which the shareholder acquired his or her shares, documentary support for any claim of beneficial ownership and his or her relationship or affiliation with the nominee; and

5.	A statement as to the qualification of the nominee.

In order for a director candidate to be considered by the Nominating Committee for nomination at the Company’s annual meeting of shareholders, the recommendation must be received by the Nominating Committee at least 120 calendar days prior to the date the Company’s proxy statements was released to shareholders in connection with the previous year’s annual meeting, advanced by one year.

Director Qualifications

The Nominating Committee considers the following criteria in selecting nominees:  business experience; knowledge of the Company and the financial services industry; experience in serving as director of the Company or of another financial institution or public company generally; wisdom, integrity and ability to make independent analytical inquiries; familiarity with and participation in the communities served by the Company; commitment to and availability for service as a director of the Company; and any other factors the Nominating Committee deems relevant.

Shareholder Proposals

To be included in the Company’s 2008 proxy statement, shareholder proposals submitted for consideration at the 2008 annual meeting of shareholders must be received by the Company no later than January 2, 2008.  Proxies solicited by the management of the Company will confer discretionary authority upon the management of the Company to vote upon any proposal contained in a notice received after February 5, 2007.  SEC Rule 14a-8 provides additional information regarding the content and procedure applicable to the submission of shareholder proposals to be included in the Company’s 2008 proxy statement.

Shareholder Communications

Shareholders wishing to communicate with the Board of Directors or with a particular director may do so in writing addressed to the Board, or to the particular director, and by sending it to the Secretary of the Company at the Company’s principal office at 2815 Meredyth Drive, Albany, Georgia 31707.  The Secretary will promptly forward such communications to the applicable director or to the Chairman of the Board for consideration at the next scheduled meeting.

OTHER MATTERS

The Board of Directors of Community Capital knows of no other matters that may be brought before the meeting.  If, however, any matters other than the election of directors or matters related to the election, should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxyholders.

If you cannot be present in person at the meeting, please complete, sign, date and return the enclosed proxy to us promptly in the postage-paid envelope provided.

May 1, 2007

 COMMUNITY CAPITAL BANCSHARES, INC.
PROXY
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MONDAY, MAY 21, 2007

The undersigned hereby appoints Charles M. Jones, III or Paul E. Joiner, Jr. or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all of the common stock of Community Capital Bancshares, Inc., which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held at the Hilton Garden Inn, 101 South Forest Street, in Albany, Georgia, and at any adjournments of the annual meeting, upon the proposals described in the accompanying notice of the annual meeting and the proxy statement relating to the annual meeting, receipt of which are hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSALS.

PROPOSAL:	To elect the five (5) persons listed below to serve as Class II Directors of Community Capital Bancshares, Inc. for a three-year term:

C. Richard Langley	Jane Anne D. Sullivan	James D. Woods
Bennett D. Cotten, Jr.	John P. Ventulett, Jr.

☐	FOR all nominees listed above (except as indicated below)	☐	WITHHOLD authority to vote for all nominee listed above

INSTRUCTION: To withhold authority for any individual nominee, mark “FOR” above, and write the nominee’s name in this space______________________________________________________________________________________________.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE\
UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE
VOTED FOR THE PROPOSAL.

DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER
MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING.

If stock is held in the name of more than one person, all holders must sign.  Signatures should correspond exactly with the name or names appearing on the stock certificate(s).  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by president or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

______________________________
Signature(s) of Shareholder(s)

[LABEL]	______________________________
Name(s) of Shareholders(s)

Date:_______________________, 2007
(Be sure to date your proxy)

Please mark, sign and date this proxy, and return it in the enclosed return-addressed envelope.  No postage necessary.

I WILL __________ WILL NOT ___________ ATTEND THE ANNUAL SHAREHOLDERS MEETING.

PLEASE RETURN PROXY AS SOON AS POSSIBLE